Exhibit 10.19

102 Woodmont Blvd., Suite 610 Nashville, TN 37205 www.meltpharma.com

June 17, 2021

VIA EMAIL: [***]

Larry Dillaha

Dear Mr. Dillaha,

Welcome to Melt Pharmaceuticals! We are pleased to extend an offer of employment to you as the Chief Executive Officer. Your start date is effective June 21, 2021. Your compensation will be $460,000 annually, less applicable withholdings, paid bi-weekly. This is a full-time, exempt level position. You will also be eligible to participate in our performance incentive plan with your initial target bonus at 50% of your annual salary amount, paid annually. Any such performance incentive plan and related bonus, which shall be voluntary and not guaranteed, shall be based on a review and multi-factorial assessment of the Company’s condition, which may also include Executive’s performance, and shall be conducted by the Company’s Board of Directors.

Melt Pharmaceuticals, Inc. has an excellent benefits program including comprehensive medical, dental and vision plans. You will be eligible to participate in our medical, dental and vision plans effective July 1, 2021. In addition, you will have a 20 day/160 hour personal time off (PTO) account, which accrues bi-weekly. You will become eligible to participate in our 401(k) plan following six months of employment.

You will be granted an option to purchase an additional 250,000 shares of Melt Pharmaceuticals, Inc. common stock. The stock option will be granted to you on the 1st business day of the month following your effective date of this position. The price per share of any approved option will be determined on this day. All other details of our stock option plan will be explained to you shortly after any stock option is approved. Your entitlement to any stock options that may be approved is, of course, conditioned upon your signing of the Stock Option Agreement and is subject to its terms and the terms of the Melt Incentive Stock and Awards Plan under which the options are granted.

If at any time (1) the Company terminates Executive’s employment without Cause (as defined below and other than as a result of Executive’s death or disability), or (2) Executive resigns employment with the Company for Good Reason (as defined below), and provided in any case such termination or resignation constitutes a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”) (such termination described in (1) or (2), an “Involuntary Termination”), Executive shall be entitled to receive the following severance benefits, subject in all events to Executive’s compliance with Section 10.4 below:

(i) Executive shall receive a severance payment equal to the sum of (1) six (6) months of Executive’s Base Salary in effect on the effective date of Executive’s Involuntary Termination (ignoring any decrease that forms the basis for Executive’s resignation for Good Reason, if applicable) plus (2) the greater of Executive’s (x) Annual Bonus for the calendar year preceding the calendar year in which the Involuntary Termination occurs or (y) target Annual Bonus for the year of Involuntary Termination, which shall be paid in a lump sum on the thirtieth (30th) day following Executive’s Involuntary Termination.

(ii) Executive may receive an Annual Bonus, consistent with the first paragraph of this Offer of Employment letter, for the year in which the Involuntary Termination occurs, determined based on actual results for such year and pro-rated for the period of time during such year in which Executive provided services to the Company prior to his Involuntary Termination, which shall be paid in a lump sum in accordance with Company practice for payment of the Annual Bonus, which shall in any event be on or before March 15 of the year following the year in which the Involuntary Termination occurs.

(iii) If Executive is eligible for and timely elects to continue Executive’s health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following Executive’s Involuntary Termination, the Company will pay the COBRA group health insurance premiums for Executive and Executive’s eligible dependents until the earliest of (A) the end of the six (6)-month period following Executive’s Involuntary Termination, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Executive under a Section 125 health care reimbursement plan under the U.S. Internal Revenue Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month in the six (6)-month period following Executive’s Involuntary Termination, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums, and shall be paid until the earlier of (i) expiration of the six (6)-month period following Executive’s Involuntary Termination or (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

Please let us know of your decision to join Melt Pharmaceuticals, Inc.by signing this offer letter and returning it to us no later than June 18, 2021 at 5:00 pm EST. This letter sets forth our entire agreement and understanding regarding the terms of your employment with Melt Pharmaceuticals, Inc. and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, expressed or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and an authorized representative Melt Pharmaceuticals, Inc.

Your offer and employment is contingent upon:

●	Signing and abiding by the Company’s Confidentiality Agreement, Arbitration Agreement and the Proprietary Information and Inventions Assignment Agreement;
●	Successful completion of a routine background check by an outside agency engaged by Melt Pharmaceuticals, Inc. and its subsidiaries to conduct background and reference checking;
●	Successful passage of a drug and alcohol screening test;
●	Licensing or certification requirements;
●	Acceptance of other company policies and procedures, including, but not limited to, our Employee Manual, Code of Business Conduct and Ethics, and Insider Trading Policy.

Your employment with Melt Pharmaceuticals, Inc. will be “at-will.” This means you may resign at any time and for any reason. Likewise, the company may terminate the employment relationship at any time, with or without cause or advance notice. In addition, Melt Pharmaceuticals, Inc. reserves the right to modify your position, duties and/or reporting relationship to meet business needs and to use its discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement, signed by you and Melt Pharmaceuticals, Inc.

You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

To indicate your acceptance of Melt Pharmaceuticals, Inc. offer of employment, on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to Laura Sherry, Director of Operations and Finance at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 or via email to [***].

We hope your employment with Melt Pharmaceuticals, Inc. will prove mutually rewarding.

Sincerely,

/s/ Mark L. Baum
Mark L. Baum
Chairman of the Board of Directors

*          *          *

I have read this agreement in its entirety and agree to the terms and conditions of employment described in these documents. I understand and agree that my employment with Melt Pharmaceuticals, Inc. is at-will. Your employment relationship with Melt Pharmaceuticals, Inc. will be subject to the terms and conditions of this letter.

6/18/2021	/s/ Larry Dillaha
Date	Candidate Name

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